Exhibit 99.1

National American University Holdings, Inc. Declares Third Quarter 2011 Dividend of $0.03 Per Share

Rapid City, South Dakota, February 4, 2011 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering Associate, Bachelor’s and Master’s degree programs in allied health and business-related disciplines, today announced that on January 31, 2011, the Company’s Board of Directors declared a cash dividend in the amount of $0.03 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 31, 2011, to be paid on or about April 8, 2011. The Company operates on a May 31st fiscal year.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning offering Associate, Bachelor’s, and Master’s degree programs in health care and business-related disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, National American University has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, National American University began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provides students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Adam Prior
212-836-9606
aprior@equityny.com

Carolyne Yu
212-836-9610

cyu@equityny.com